Exhibit 10.1

AMENDMENT No. 8 TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 8 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 19, 2018, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (“Borrower”), the Guarantors party hereto, the lenders party hereto (“Lenders”) and U.S. BANK NATIONAL ASSOCIATION, as a Lender and as LC Issuer, Swing Line Lender and Administrative Agent for the Lenders (in such capacity, “Administrative Agent”).

BACKGROUND

A.       Borrower, Administrative Agent and Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of June 25, 2015 (as amended, supplemented and modified from time to time, the “Credit Agreement”).

B.       The Events of Default set forth on Exhibit A attached hereto have occurred and are continuing under the Credit Agreement (“Existing Events of Default”).

C.       Borrower has requested that Administrative Agent and Lenders waive the Existing Events of Default and amend the Credit Agreement as set forth herein.

D.       Administrative Agent and Lenders are willing to waive the Existing Events of Default and enter into this Agreement upon the terms and conditions set forth below.

E.       NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.                Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.                Amendments to the Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)               Article I of the Credit Agreement is hereby amended to add the following defined term:

“Debt Service Reserve” shall mean the sum of $12,850,000, which amount shall reduce by an amount equal to each Revolving Loan by Lenders to Borrower after April 20, 2018 to pay principal and interest payments and payments of fees due to Administrative Agent and Lenders.”

(b)               The dollar figure “$25,000,000” appearing in the definition of “Revolving Commitment” is hereby deleted and the dollar figure “$46,003,846.00” is inserted in substitution therefor.

(c)               The definition of “Borrowing Base” in Article I of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of (a) 85% of Eligible Receivables as of such date, plus (b) 60% of Eligible Raw Materials Inventory (which for the avoidance of doubt shall include supplies up to and including March 1, 2018 and shall thereafter be excluded), plus (c) 65% of Eligible Parent Roll Inventory, plus (d) 65% of Eligible Finished Goods Inventory, minus (e) the Borrowing Base Adjustments, minus (f) the Debt Service Reserve.

(d)               Notwithstanding anything contained in the Credit Agreement to the contrary, Advances shall not be subject to the Borrowing Base, but in no event shall Advances from and after the Effective Date exceed the lesser of the Revolving Commitment or the amount of Total Revolver Draws as set forth in the Cash-Flow Forecast (subject to permitted variances) as set forth in Section 2 (j) of this Agreement.

(e)               In addition to the increase provided in the Amendment to No. 7 to Second Amended and Restated Credit Agreement dated as of February 28, 2018 among Borrower, Administrative Agent and Lenders (“Prior Increase”), as of the Effective Date the Applicable Margin and Applicable Fee Rate percentages in the Level IX Status column in the Pricing Schedule for Eurocurrency Rate and Base Rate Advances and the Commitment Fee shall each be increased by one percent (1.0%). Any increase in the interest payments due to Lenders as a result of such Prior Increase which has accrued prior to the Effective Date shall be due and payable on the Effective Date and thereafter all such increases in interest shall be due and payable with each interest payment under the Credit Agreement.

(f)                Section 6.1(j) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(j)      (i) On April 20, 2018, a cash-flow forecast, for the period from April 20, 2018 to and including August 31, 2018, in form and substance acceptable to Administrative Agent, which shall (A) detail all sources and uses of cash, (B) be accompanied by a certification of the chief executive officer (“CEO”) that the cash-flow forecast is based on reasonable estimates, information and assumptions and that the CEO has no reason to believe that such cash-flow forecast is incorrect or misleading in any respect and (C) shall be approved by Administrative Agent in writing (“Cash-Flow Forecast”), it being understood and agreed, upon such approval by Administrative Agent, such Cash-Flow Forecast shall be the Cash-Flow Forecast for purposes of measuring compliance with the covenant set forth in Section 6.21(d) and (f) of this Agreement, (iii) on or before the third Business Day of each week, (A) a line-by-line reconciliation of (1) the amounts of budgeted expenditures and receipts for the immediately preceding week as set forth in the Cash-Flow Forecast most recently delivered to and approved by Administrative Agent for such week and (2) the actual expenditures and receipts for such week (together with an explanation, in reasonable detail, of any material differences between the budgeted and actual amounts) and (B) a certification by the CEO, until April 30, 2018, and by the CSO thereafter, that such person has no reason to believe that such reconciliation is incorrect or misleading in any material respect, and (iv) on or before the second Business Day of each week, a report on the prior weekly sales, by customer and respective tons, together with a comparison to budgeted sales for such period and a certification by the CEO or CSO, as applicable, that such person has no reason to believe that such reconciliation is incorrect or misleading in any material respect.”

(g)               Section 6.21(a) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(a)      [Intentionally Omitted].”

(h)               Section 6.21(b) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(b)      [Intentionally Omitted].”

(i)                 Section 6.21(c) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(c)      [Intentionally Omitted].”

(j)                 Sections 6.21(d) and (f) of the Credit Agreement are deleted in their entirety and the following are inserted in substitution therefor:

“(d)     Borrower shall maintain a book cash balance of not less than $1,000,000 at all times from and after April 20, 2018, tested weekly, commencing April 20, 2018 and as of the last day of each week thereafter.”

“(f)      Borrower shall not permit (i) total Advances for the first four weekly periods covered by the Cash-Flow Forecast to exceed $4,000,000, or (ii) total Net Cash Flow (as defined in the Cash-Flow Forecast) for the first four weekly periods covered thereby to be more than ten percent (10%) on a cumulative basis less than the projected Net Cash Flow as set forth in the Cash-Flow Forecast for each such weekly period, with the first four weeks to build up as follows: week one, actual, week two, for the first two weeks actual, week three, for the first three weeks actual and week four, for the first four weeks actual, or (iii) total Net Cash Flow (as defined in the Cash-Flow Forecast) for any remaining week in each rolling four week period covered by the Cash-Flow Forecast to be more than ten percent (10%) less than the projected Net Cash Flow as set forth in the Cash-Flow Forecast for each such four week period.”

(k)               By not later than April 20, 2018, Borrower shall retain a CSO reasonably acceptable to Administrative Agent, the terms of whose engagement shall be reasonably acceptable to Administrative Agent, including reporting directly to Borrower’s board of directors. Borrower shall at all times continue to employ an investment banker acceptable to Agent (“Investment Banker”) to assist Borrower in the sale of Borrower’s business. By not later than April 30, 2018, Borrower and its Investment Banker shall provide Administrative Agent with marketing materials for the sale of Borrower’s business. By not later than June 15, 2018, Borrower and its Investment Banker shall provide Administrative Agent with one or more proposed letters of intent received from potential purchasers, in form and substance acceptable to Administrative Agent, providing for the purchase of the equity or assets of Borrower in an amount sufficient to repay the outstanding Obligations of Borrower in full. By not later than June 30, 2018, Borrower shall provide Administrative Agent a fully executed letter of intent, in form and substance acceptable to Administrative Agent. By not later than July 31, 2018, Borrower shall provide Administrative Agent with a signed purchase agreement in form and content acceptable to Administrative Agent for the purchase of the equity or assets of Borrower in an amount sufficient to repay the outstanding Obligations in full. By not later than August 31, 2018, Borrower shall have closed on the sale of its equity or assets and repaid the Obligations in full.

(l)                 Borrower shall make its CSO and Investment Banker (i) reasonably and directly accessible to Administrative Agent and its consultants, and Borrower’s consultants and/or advisors shall be authorized to respond directly to reasonable information requests of Administrative Agent and its consultants, (ii) available to meet with Administrative Agent and Lenders at any time, upon reasonable request by Administrative Agent and (iii) provide Administrative Agent and Lenders with any reports prepared by such CSO and/or Investment Banker.

(m)             The Revolving Commitment Column to Schedule I to the Credit Agreement is hereby amended to read as follows:

Lender	Revolving Commitment
U.S. BANK NATIONAL ASSOCIATION	$18,863,296.17
JPMORGAN CHASE BANK, N.A.	$14,245,718.46
SUNTRUST BANK	$9,456,209.68
FIRST TENNESSEE BANK	$3,438,621.69
TOTAL COMMITMENTS	$46,003,846.00

Section 3.                Representations and Warranties. To induce Administrative Agent and Lenders to execute this Agreement, Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a)               Authorization; No Conflict. Borrower is duly authorized to execute and deliver this Agreement. The execution, delivery and performance by Borrowers of this Agreement, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any other Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Loan Documents).

(b)               Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity (whether enforcement is sought by proceeding in equity or at law).

(c)               Continuation of Representations and Warranties. After giving effect to this Agreement, each of the representations and warranties of Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in material respects as of such earlier date).

(d)               No Event of Default. After giving effect to this Agreement, no Event of Default exists.

Section 4.                Conditions Precedent. This Agreement shall be effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “Effective Date”):

4.1              Execution and Delivery. Borrower, Administrative Agent and Lenders shall have executed and delivered this Agreement.

4.2              No Events of Default. No Event of Default under the Credit Agreement (other than the Existing Events of Default) shall have occurred and be continuing or will result from the consummation of the transactions contemplated by this Agreement.

4.3              Representations and Warranties. The representations and warranties set forth in Section 3 hereof are true and correct.

4.4              Organizational Documents. Administrative Agent shall have received such customary documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of Borrower and the authorization of the transactions contemplated by this Agreement.

4.5              Cash-Flow Forecast. Administrative Agent shall have received the initial Cash-Flow Forecast.

4.6              Payment of Fees and Attorney Costs. Borrower shall have paid to Administrative Agent (i) the Agent Fee (as defined below), (ii) the Amendment Commitment Fee (as defined below) for the pro rata benefit of Lenders, and (iii) all reasonable out-of-pocket costs and expenses of Administrative Agent (including legal fees, auditor fees, and consultant fees).

Section 5.                Fees. In consideration for Administrative Agent and Lenders entering into this Agreement, Borrower agrees to pay (i) to Administrative Agent, for the pro rata benefit of Lenders executing this Agreement, an amendment fee in the amount of $170,000 (the “Amendment Commitment Fee”), which shall be non-refundable and fully earned on the Effective Date of this Agreement, (ii) for the pro data benefit of Lenders executing this Agreement a fully-earned, non-refundable amendment fee in the amount of $1,700,000 (the “Amendment Fee”), and (iii) for Agent’s account, a fully-earned, non-refundable agent fee in the amount of $50,000 (the “Agent Fee”). The Amendment Fee shall be paid on the earlier of (i) August 31, 2018, (ii) a sale of all or substantially all of the assets, or (iii) the occurrence of a Default or Event of Default. Any consulting or financing fees due to any Investment Banker with respect to this Agreement that exceeds $250,000 shall not be paid prior to the payment in full of all Obligations owed to Administrative Agent and Lenders under the Credit Agreement.

Section 6.                Waiver. As of the Effective Date, Administrative Agent and Lenders waive the Existing Events of Default. The waiver contained herein does not apply to any other Default or Event of Default, other than the Existing Events of Default, which may now or hereafter exist under the Credit Agreement or the other Loan Documents. No consent or waiver, express or implied, by Administrative Agent and Lenders to or for any breach of or deviation from any covenant, condition, or duty by Borrower or any Guarantor, including the waiver of the Existing Events of Default, shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty set forth in the Credit Agreement or the other Loan Documents. Administrative Agent’s and Lenders’ waiver contained herein does not constitute a course of dealing nor does it constitute a course of conduct.

Section 7.                Miscellaneous.

7.1              Effect of Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent or Lenders under the Credit Agreement or any other Loan Document, or constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein, and Borrower and each Guarantor hereby fully confirms, affirms and ratifies each Loan Document to which it is a party. Except as specifically modified hereby, the Credit Agreement and the other Loan Documents remain in full force and effect.

7.2              Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Agreement by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Agreement.

7.3              Costs and Expenses. Borrower shall pay all invoices of Administrative Agent’s auditors, financial consultants and any legal counsel of Agent within five days of written request.

7.4              Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

7.5              Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

7.6              Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

7.7              References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require. Reference in any of this Agreement, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

7.8              Waiver of Claims and Defenses. By execution of this Agreement, Borrower and each Guarantor acknowledges and confirms that it does not have any offsets, defenses or claims arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against Administrative Agent, any Lender, or any of their subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted. The Borrower and Guarantors, for and on behalf of themselves and their legal representatives, successors and assigns, do waive, release, relinquish and forever discharge the Administrative Agent and each Lender, its parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower or the Guarantors, or their legal representatives, successors or assigns, ever had or now have or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Loan Documents, the administration of the Loan Documents, the negotiations relating to this Agreement and the other Loan Documents executed in connection with this Agreement and any other instruments and agreements executed by the Borrower or any Guarantor in connection with the Loan Documents or this Agreement, arising on or before the date hereof (collectively, “Claims”).  The Borrower and each Guarantor acknowledges that they are aware that they may discover facts different from or in addition to those they now know or believe to be true with respect to the Claims, and agree that the release contained in this Agreement is and will remain in effect in all respects as a complete and general release as to all matters released in this Agreement, notwithstanding any such different or additional facts.  The Borrower and each Guarantor agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section. Borrower and each Guarantor acknowledges and agrees that Administrative Agent and the Lenders have fully and timely performed all of their respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

7.9              Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Jeffrey Schoen
Name:	Jeffrey Schoen
Title:	President & CEO

GUARANTORS:

ORCHIDS MEXICO (DE) HOLDINGS, LLC

By:	/s/ Jeffrey Schoen
Name:	Jeffrey Schoen
Title:	President & CEO

ORCHIDS MEXICO (DE) MEMBER, LLC

By:	/s/ Jeffrey Schoen
Name:	Jeffrey Schoen
Title:	President & CEO

ORCHID PAPER PRODUCTS COMPAY OF SOUTH CAROLINA

By:	/s/ Jeffrey Schoen
Name:	Jeffrey Schoen
Title:	President & CEO

OPP ACQUISITION MEXICO, S. de. R.L.de C.V.

By:	/s/ Jeffrey Schoen
Name:	Jeffrey Schoen
Title:	President & CEO

ADMINISTRATIVE AGENT:

U.S. BANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender and Administrative Agent

By:	/s/ Mike Warren
Name:	Mike Warren
Title:	Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ R. Alan Green
Name:	R. Alan Green
Title:	Authorized Signer

SUNTRUST BANK, as a Lender

By:	/s/ Samuel M. Ballesteros
Name:	Samuel M. Ballesteros
Title:	Senior Vice President

FIRST TENNESSEE BANK, as a Lender

By:	/s/ James M. Hennigan
Name:	James M. Hennigan
Title:	Senior Vice President

Exhibit A

Events of Default have occurred and are continuing under the Credit Agreement arising from Borrower’s breach of Section 7.2 of the Credit Agreement due to the failure of Borrower to make payments of principal on the Loans due on April 1, 2018, failure to make payments of interest on the Loans due on April 1, 2018 and the failure to timely pay fees due under the Credit Agreement, including fees due under Section 2(r) of Amendment No. 7 to the Second Amended and Restated Credit Agreement dated as of February 28, 2018 as a result of the failure of Borrower to timely raise additional equity.